                                                                    EXHIBIT 99.1

            ENDOSONICS AND CARDIOMETRICS ANNOUNCE AGREEMENT TO MERGE

              Combination Creates Cath Lab Leader in Interventional
                         Imaging and Functional Testing


RANCHO CORDOVA, California and MOUNTAIN VIEW, California, January 27, 1997 -- EndoSonics Corporation (NASDAQ:ESON) and Cardiometrics, Inc. (NASDAQ:CFLO) today jointly announced the signing of a definitive merger agreement for a transaction valued at approximately $9.00 per share of Cardiometrics common stock or $67 million. Under the merger agreement approved by the boards of both companies, Cardiometrics' stockholders will receive 0.35 newly issued shares of EndoSonics common stock, 0.20 shares of CardioVascular Dynamics, Onc. ("CVD") (NASDAQ:CCVD) common stock, held by EndoSonics, and $2.00 cash, in exchange for each share of Cardiometrics common stock. The CVD exchange ratio will be increased, up to a maximum of 0.2636 per Cardiometrics common share, if the total merger consideration is less than $9.00 per Cardiometrics common share during a specified period immediately preceding the stockholders meeting of Cardiometrics to approve the merger. EndoSonics has the right to substitute cash for these additional CVD shares. CVD is a 45%-owned publicly-traded subsidiary of EndoSonics. Menahem Nassi, Ph.D., President and Chief Executive Officer of Cardiometrics will continue to lead Cardiometrics during the integration period and is expected to join the EndoSonics Board of Directors.

Cardiometrics develops, manufactures and markets intravascular medical devices to measure blood flow impairment caused by coronary artery disease. Cardiometrics' principal products, the FloWire(R) Doppler guide wire and FloMap(R) ultrasound instrument, represent a significant clinical advance - on-line functional testing of blood flow impairment in the fath lab - enabling cardiologists to evaluate the appropriateness of angioplasty interventions and assess post-procedural results. Cardiometrics also recently announced its first major order for its proprietary WaveWire(TM)/WaveMap(TM) pressure system which is the first true angioplasty guide wire with pressure sensing capabilities. Cardiometrics reported sales of approximately $14 million for the fiscal year ended December 31, 1996.

EndoSonics and Cardiometrics plan to consolidate the existing Cardiometrics products in the EndoSonics facility in Rancho Cordova while the Cardiometrics Mountain View operation will focus on new developments such as the WaveWire(TM)/WaveMap(TM) pressure system and devices combining imaging and guide wire technology.

Commenting on the merger, Reinhard Warnking, President and Chief Executive Officer of EndoSonics, noted "Cardiometrics is a leader in developing novel technologies for use in diagnosing and treating coronary artery disease and is the first company to offer both flow and pressure physiologic vascular measurement devices. The combined organization will be the only company able to offer integrated intracoronary ultrasound imaging and Doppler flow technologies for use in the cardiac catheterization laboratory. Dr. Nassi and I look forward to jointly building the strongest company in interventional imaging and functional testing."

Dr. Nassi added, "The merger will bring together the capacility to offer interventional cardiologists both anatomical and physiological tools for assessment and treatment of coronary artery disease. EndoSonics and Cardiometrics believe that the business combination should enable faster market penetration of the FloWire(R)/FloMap(R) Doppler flow and WaveWire(TM)/WaveMap(TM) pressure systems. I have great confidence that Reinhard Warnking and his management team at EndoSonics are very capable of realizing the benefits of this combination."

EndoSonics develops, manufactures and markets intravascular ultrasound ("IVUS") imaging systems and catheters to assist in the diagnosis and treatment of cardiovascular and peripheral vascular disease. EndoSonics' IVUS imaging products enhance the effectiveness of the diagnosis and treatment of coronary artery and other vascular diseases by providing important diagnostic information not available from conventional x-ray angiography. This information includes the location, amount and composition of arterosclerotic plaque and enables physicians to identify lesion characteristics, select an optimum course of treatment, position therapeutic devices and promptly assess the results of treatment.

CardioVascular Dynamics, Inc. is an Irvine, California based company that designs, develops, manufactures and markets catheters used to treat certain vascular diseases. CVD's catheters are used in conjunction with angioplasty and other interventional procedures such as vascular stenting and drug delivery. CVD's proprietary Focus and Multiple Microporous Membrane technologies enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately and effectively to the treatment site, and also allow the perfusion of blood during an interventional procedure.

The merger is expected to close during the second calendar quarter of 1997 and is subject to the approval of the stockholders of Cardiometrics and certain regulatory approvals. Needham & Co., and Piper Jaffray Inc. are serving as financial advisors to EndoSonics. Dillon, Read & Co. Inc. is serving as exclusive financial advisor to Cardiometrics and has rendered a fairness opinion to the Cardiometrics Board of Directors with respect to the proposed combination. It is anticipated that the combination will be accounted for under the purchase method of accounting. Cardiometrics also granted EndoSonics an option to purchase up to 19.9% of its outstanding shares exercisable only on the occurrence of specified events including termination of the merger agreement following commencement of a tender offer by a third party for Cardiometrics.

In addition to approving the merger, the EndoSonics Board of Directors also approved a dividend distribution of one CVD share for every 25 EndoSonics shares. The distribution will take place in the second half of 1997 to EndoSonics stockholders then of record. Subsequent to the close of the merger, the exact record date and date of distribution will be determined.

More information is available on a conference call with management at (800) 553-2350 scheduled for 10:00 a.m. EST and 7:00 a.m. PST on Monday, January 27, 1997.

This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. For a discussion of factors that might result in different outcomes, see the Company's Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.